UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 21, 2008
 Date of Report (Date of earliest event reported)

1st NRG Corp
 (Exact name of Registrant as specified in its Charter)

Delaware	0-2660	22-3386947
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 LaBounty Rd.#213, Ferndale, WA 98248
 (Address of principal executive offices) (Zip Code)

360-384-4390
 (Registrants telephone number, including area code)

 (Former name or former address, if changed since last report)

INFORMATION INCLUDED IN THIS REPORT

Section 5 Corporate Governance and Management

On this Form 8-K current report, the registrant, 1st NRG Corporation, is hereinafter referred as "we", or "Company".

Item 1.01 Entry into a Material Definitive Agreement

On October 21, 2008, the Company caused effective and consummated a Stock Purchase Agreement (“Stock Purchase Agreement”) with a group of five (5) accredited institutional investors for a purchase of 500 units, each unit consisting of 12,998 shares of the Company’s common stock and warrants exercisable at $1.24 per share to purchase an additional 21,682 shares of the Company’s common stock.  The warrants expire thirty (30) months from the closing of the transaction.  Each unit was priced at $10,000 for an aggregate of five million dollars ($5,000,000) invested into the Company.  The Stock Purchase Agreement was preliminarily entered on September 26, 2008 and its definitive effective date is the consummation and closing date which was October 21, 2008, pursuant to the Section 2.2 of the Stock Purchase Agreement.

Item 3.02  Unregistered Sale of Equity Securities.

As described on the above Item 1.01, on October 21, 2008, the Company caused effective and consummated the Stock Purchase Agreement under which the Company sold to a group of five (5) accredited institutional investors 500 units, each unit consisting of 12,998 shares of the Company’s common stock and warrants exercisable at $1.24 per share to purchase an additional 21,682 shares of the Company’s common stock.  The warrants expire thirty (30) months from the closing of the transaction.  Each unit was priced at $10,000 for an aggregate of five million dollars ($5,000,000) invested into the Company.

The purchase funds for the units are to be released to the Company in accordance with the terms and conditions of the use of proceeds agreement following the completion of an appropriate registration statement to register the shares and warrants issued in connection with the warrants offering.

Item 9.01 Financial Statement and Exhibits.

(d)

Exhibits.

Exhibit 10.1	Stock Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                1st NRG Corp.

Date: October 24th, 2008 /s/ E. D. Renyk __________________________ E. D. Renyk, Vice Secretary